Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:
Cary Grossman
Chief Financial Officer
713- 827-2104
cgrossman@gentium.it

Investor Relations Contacts:
U.S.
Lippert/Heilshorn & Assoc.
Kim Sutton Golodetz
Kgolodetz@lhai.com
Anne Marie Fields
afields@lhai.com
212-838-3777
Italy:
Burson-Marsteller
Luca Ricci Maccarini
luca_maccarini@it.bm.com
+39 02.721431

Gentium S.p.A. Announces Intention to Commence Phase III Trial Following Discussions with FDA

Villa Guardia (Como), Italy, September 7, 2005 – Gentium S.p.A. (AMEX: GNT) (the “Company”) announced today that on September 6, 2005, representatives of the Company, including members of management and the scientific advisory board, met with officials at the U.S. Food and Drug Administration (FDA) to discuss the Company’s proposed Phase III clinical trial for the use of Defibrotide for the treatment of hepatic veno-occlusive disease (“VOD”) with multi-organ failure (“Severe VOD”). At that meeting, the FDA encouraged the Company to conduct further studies of Defibrotide to treat VOD, including Severe VOD. The FDA also provided the Company with constructive comments regarding certain aspects of the trial protocol. Following these discussions with the FDA, the Company, with input from its expert consultants, plans to finalize the trial protocol and during the fourth quarter of 2005, commence the Phase III clinical trial for this indication using an historical control group.

Defibrotide, which has been granted orphan drug status for the treatment of Severe VOD, and fast track designation for the treatment of Severe VOD in recipients of stem cell transplants, is the Company’s lead product candidate in the U.S.

Dr. Laura Ferro, Chairman and Chief Executive Officer of the Company, said, “The Company appreciates the FDA’s comments and intends to proceed with initiation of the Phase III trial by the end of the year. With no currently approved treatment options available, we believe there is an urgent need for a therapy for Severe VOD and Defibrotide has shown promise in treating this devastating condition.”

About Severe VOD

Severe VOD is a potentially life-threatening condition in which some of the veins in the liver are blocked as a result of toxic cancer treatments such as chemotherapy, radiation, hormone therapy and bone marrow and stem cell transplants. Based on the Company’s review of more than 200 published papers in the medical literature, it is estimated that approximately 80% of patients with Severe VOD die with 100 days without treatment. There are no currently approved treatments for Severe VOD.

About the Company

The Company, located in Como, Italy, is a biopharmaceutical company focused on the research, discovery and development of drugs derived from DNA extracted from natural sources and drugs which are synthetic derivatives (molecules chemically similar to natural DNA) to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Prospectus filed with the Securities and Exchange Commission under Rule 424(b)(4) under the caption “Risk Factors.”

Submission and filing of a New Drug Application (“NDA”) for the use of Defibrotide to treat Severe VOD is subject to the Company obtaining positive results from its Phase III trial. There can be no assurance that the Company will obtain approval of an NDA to use Defibrotide for this or any other use regardless of the outcome of the trial.

###